Exhibit 14.1


                              Empire Global Corp.
                            A Delaware corporation
                                   ("EMGL")

                             Corporate Governance

The Board of Directors of Empire Global Corp. (the "Company") sets high standards for the Company's employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company's business. To fulfill its responsibilities and to discharge its duty, the Board of Directors follows the procedures and standards that are set forth in these guidelines. These guidelines are subject to modification from time to time as the Board of Directors deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics (the "Code") of Empire Global Corp., Inc. (the "Company") sets forth standards for business practices and procedures to be followed by all of the Company's directors, officers, employees, agents and representatives, including consultants. It does not cover every issue that may arise, but it sets out basic principles to guide all employees and directors of the Company. All of our employees and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behaviour.

This Code strives to deter wrongdoing and promote the following objectives:
     1.  Honest and ethical conduct;
     2.  Avoidance of conflicts of interest;
     3.  Full, fair, accurate, timely and transparent disclosure;
     4. Compliance with the applicable government and self-regulatory organization laws, rules and regulations;
     5.  Prompt internal reporting of Code violations; and
     6.  Accountability for compliance with the Code.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

For purposes of this Code, any reference to "employee" shall mean any agent, representative or consultant of the Company.

1.  Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and country in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

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2.  Conflicts of Interest

A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers or directors and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor or customer. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 15 of this Code.

3.  Insider Trading

If an employee, officer or director has material, non-public information relating to the Company or its business, it is the Company's policy that the employee, officer or director, their family members, or any entities controlled by the employee or his/her family members, may not buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. Information is material when it could affect someone's decision to buy, hold or sell a company's securities. This policy also applies to trading in the securities of any other company, including our customers, vendors or other business partners, if employees, officers or directors have material, non-public information about that company which the employee, officer or director obtained by virtue of his/her position at our Company.

Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before the employee learned the material information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential prosecution of the Company or the individual trader.

All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Chief Financial Officer.

4.  Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.  Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the

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owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer or director should endeavor to respect the rights of and deal fairly with the Company's customers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer or director, family member of an employee, officer or director, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6.  Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment. Employment decisions must be based only on an employees' or applicant's qualifications, demonstrated skills and achievements without regard to race, color, sex, national origin, religion, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status.

Employees, officers and directors must not engage in conduct that could be construed as sexual harassment. Unwelcome sexual advances, sexually suggestive statements or questions, offensive jokes, sexual innuendos, offensive touching or patting, requests for sexual favors, displaying or showing sexually suggestive material, and other verbal or physical conduct of a sexual nature may be forms of sexual harassment. You should report suspected instances of sexual harassment by anyone (including persons with whom the Company does business) immediately to your human resources contact.

7.  Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol or illegal drugs in the workplace will not be tolerated.

8.  Recordkeeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees and officers regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Company's controller.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the

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Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult your supervisor.

9.  Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that if disclosed, might be of use to competitors, or harmful to the Company or its customers. It also includes information that customers have entrusted to us. The obligation to preserve confidential information continues even after employment or director relationship ends.

Public and media communications involving the Company must have prior clearance in compliance with the Company's President or Chief Executive Officer.

10. Protection and Proper Use of Company Assets

All employees, officers and directors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal proceedings and prosecution.

11. Filing of Government Reports

Any reports or information provided, on our behalf, to federal, state, local or foreign governments or government agency should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

12. Accounting Policies

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. All directors, officers, employees and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject the perpetrator to federal penalties, as well as punishment of up to and including termination of employment.

No director, officer or employee of the Company may (1) directly or indirectly make or cause to be made a materially false or misleading statement, or

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(2) omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (SEC).

13. Non-Retaliation for Reporting

In no event will the Company take or threaten any action against an employee, officer or director as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

The Company will not allow retaliation against an employee, officer or director for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

14. Waivers, Amendments and Modifications of the Code of Business Conduct and Ethics

There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated board committee that will ascertain whether a waiver is appropriate under all the circumstances. If a waiver of this Code is granted to a director or officer, the notice of such waiver, along with the justification for such waiver and the name of the person to whom such waiver is granted, shall be disclosed on Form 8-K within five days of the Board of Director's vote or shall be otherwise disclosed as required by applicable law or the National Association of securities Dealers ("NASD") rules. This disclosure requirement applies to any de facto waiver where an officer or director violates the Code but is not subjected to internal sanctions.

Any waiver of any provision of this Code with regard to any employee who is not an executive officer or director of the Company must be approved by the employee's supervisor or such other person designated by the CEO.

There shall be no amendment or modification to this Code except by a vote of the Board of Directors or a designated board committee that will ascertain whether an amendment or modification is appropriate. In case of an amendment or modification of this Code, the notice of such amendment shall be disclosed on Form 8-K within five days of such amendment or modification by the Board of Directors or shall otherwise disclose as required by applicable law or the NASD rules.

15. Compliance Procedures

Employee Reporting

We must all work to ensure prompt and consistent action against violations of this Code.

     You must report promptly any violations of this Code (including any violations of the requirement of compliance with law). Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

     Normally, a possible violation of this Code by an employee other than an officer of our Company should be reported to the supervisor of the

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     employee who commits the violation. However, any employee may report any possible violation to our Chief Financial Officer. Our Chief Financial Officer can be reached by fax or mail at:

          Empire Global Corp.
          Suite 400 - 501 Alliance Ave.
          Toronto, Ontario, M6N 2J1
          Attn: Florence Tsun
          Fax: (416) 769-5588

     A possible violation of this Code by a director or an officer should be reported to our President or Chief Financial Officer. If you believe that in a particular situation it would not be appropriate to report a possible violation by a director or officer to the President or Chief Financial Officer, you may report the possible violation to our Chief Executive Officer, to the Chairman of the Audit Committee of our Board of Directors, or to any other officer or director of our Company to whom you believe it would be appropriate to report the possible violation.

     If you report a possible violation of this Code by another person, your identity will be kept confidential, except to the extent that you consent to be identified or your identification is required by law.

     Possible violations may be reported orally or in writing and may be reported anonymously.

In some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

     * Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
     * Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
     * Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
     * Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.
     * Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your Human Resources manager.
     * You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

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Company Action

     Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice.

     Disciplinary Actions. The supervisor, executive officer and/or Chairman of the Audit Committee, as the case may be ("Compliance Representatives"), shall assess the situation and determine the appropriate course of action, including the appropriate disciplinary action in accordance with the Company's policies and procedures for any employee who is found to have violated the Code. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

     Retention of Reports and Complaints. All reports and complaints made to or received by the Compliance Representatives shall be logged into a record maintained for this purpose by the Compliance Representatives and this record of such report shall be retained for five (5) years.

     Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Compliance Representatives shall be responsible for complying with such reporting requirements.

     Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the Compliance Representatives should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retaining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.


Adopted by the Board of Directors on:  December 31, 2005



Effective as of January 1, 2006.